Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for Second Quarter and First Six Months of Fiscal 2020

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 7, 2020--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and pretax income for the three and six months ended March 28, 2020.

The coronavirus (COVID-19) pandemic was declared a national emergency on March 13, 2020 and the Company was classified as an essential business. At this time the Company cannot predict the impact of the pandemic on future periods.

Robert P. Ingle II, Chairman of the Board, stated, “We are very appreciative of all our store and warehouse associates that have continued to serve our customers during the COVID-19 pandemic. We remain focused on our tremendous obligation to provide food and other products during this unprecedented time.”

Second Quarter Results

Second quarter fiscal 2020 net sales totaled $1.14 billion compared with $1.00 billion for the second quarter of fiscal 2019. Retail comparable store sales, excluding gasoline increased 17.5%.

Gross profit for the March 2020 quarter totaled $291.6 million, or 25.5% of sales. Gross profit for the March 2019 quarter was $244.3 million, or 24.4% of sales.

Operating and administrative expenses for the March 2020 quarter totaled $228.4 million, compared with $216.5 million for the March 2019 quarter. Increased labor and personnel costs accounted for most of the increase.

Over the past twelve months, the Company has paid down debt and refinanced certain debt at lower interest rates. Interest expense totaled $10.2 million for the three-month period ended March 28, 2020, and $12.0 million for the three-month period ended March 30, 2019. Total debt at the end of March 2020 was $842.1 million, compared with $857.5 million at the end of March 2019.

The Company’s effective tax rate was 24.4% for the March 2020 quarter, compared with 21.9% for the March 2019 quarter.

Net income totaled $40.3 million for the three-month period ended March 28, 2020, compared with $15.0 million for the three-month period ended March 30, 2019. Basic and diluted earnings per share for Class A Common Stock were $2.04 and $1.99, respectively, for the quarter ended March 28, 2020, compared with $0.76 and $0.74, respectively, for the quarter ended March 30, 2019. Basic and diluted earnings per share for Class B Common Stock were $1.86 for the quarter ended March 28, 2020, and $0.69 for the quarter ended March 30, 2019.

First Half Results

First half fiscal 2020 net sales totaled $2.22 billion, compared with $2.06 billion in the first half of 2019. Retail comparable store sales, excluding the effect of gasoline, increased 9.7%.

Gross profit for the six months ended March 28, 2020, totaled $549.1 million, compared with $502.7 million for the first six months of last fiscal year. Gross profit, as a percentage of sales, was 24.7% for the March 2020 six-month period, compared with 24.4% for the March 2019 six-month period.

Operating and administrative expenses totaled $450.4 million for the six months ended March 28, 2020, and $435.2 million for the six months ended March 30, 2019. Increased labor and personnel costs accounted for most of the increase.

Interest expense decreased to $22.1 million for the six-month period ended March 28, 2020, compared with $24.2 million for the six-month period ended March 30, 2019. During fiscal year 2020, the Company refinanced $155 million of 5.75% debt with ten-year fixed rate secured debt at 2.95%. Debt extinguishment costs of $3.7 million were incurred to complete the transaction.

The Company’s effective tax rate was 24.0% for the first half of fiscal year 2020 quarter, compared with 21.5% for the first half of fiscal year 2019.

Net income totaled $58.0 million for the six-month period ended March 28, 2020, compared with $37.2 million for the six-month period ended March 30, 2019. Basic and diluted earnings per share for Class A Common Stock were $2.94 and $2.86, respectively, for the six months ended March 28, 2020, compared to $1.88 and $1.83, respectively, for the six months ended March 30, 2019. Basic and diluted earnings per share for Class B Common Stock were each $2.68 for the six months ended March 28, 2020, compared with $1.71 of basic and diluted earnings per share for the six months ended March 30, 2019.

Capital expenditures for the March 2020 six-month period totaled $56.8 million, compared with $94.2 million for the March 2019 six-month period. Last year, the Company had increased capital expenditures associated with additional new store construction, store remodeling, and property acquisitions. Total fiscal 2020 capital expenditures are expected to be between $120 million and $160 million.

The Company currently has $165.9 million available under its $175 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2019 Form 10-K and 2020 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 30,	March 28,	March 30,
	2020	2019	2020	2019

Net sales	$1,145,482	$1,001,844	$2,223,837	$2,063,681
Gross profit	291,588	244,301	549,077	502,711
Operating and administrative expenses	228,395	216,466	450,374	435,151
Gain from sale or disposal of assets	108	2,911	3,073	2,650
Income from operations	63,301	30,746	101,776	70,210
Other income, net	207	448	405	1,343
Interest expense	10,184	11,997	22,133	24,209
Loss on early extinguishment of debt	----	----	3,719	----
Income tax expense (benefit)	13,032	4,197	18,349	10,192
Net income	$40,292	$15,000	$57,980	$37,152

Basic earnings per common share – Class A	$2.04	$0.76	$2.94	$1.88
Diluted earnings per common share – Class A	$1.99	$0.74	$2.86	$1.83
Basic earnings per common share – Class B	$1.86	$0.69	$2.68	$1.71
Diluted earnings per common share – Class B	$1.86	$0.69	$2.68	$1.71

Additional selected information:
Depreciation and amortization expense	$28,993	$27,791	$57,357	$55,607
Rent expense	$2,309	$3,125	$4,967	$6,288

Condensed Consolidated Balance Sheets (Unaudited)

	March 28,		Sept. 28,
	2020		2019
ASSETS
Cash and cash equivalents	$144,972		$42,125
Receivables-net	82,273		71,951
Inventories	315,268		374,129
Other current assets	13,523		8,898
Property and equipment-net	1,342,672		1,344,267
Other assets	65,522		25,958
TOTAL ASSETS	$1,964,230		$1,867,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$38,078		$12,600
Accounts payable, accrued expenses and current portion of other long-term liabilities	256,789		234,979
Deferred income taxes	73,294		75,499
Long-term debt	803,977		839,638
Other long-term liabilities	86,267		41,890
Total Liabilities	1,258,405		1,204,606
Stockholders' equity	705,825		662,722
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,964,230		$1,867,328

Contacts

Ron Freeman
Chief Financial Officer
(828) 669-2941 (Ext. 223)